                                                                    EXHIBIT 99.1



FROM:    CONTIFINANCIAL CORPORATION
         277 Park Avenue
         New York, NY
         Contact: Frank Baier  Tel.: 212 207 2808

         Rubenstein Associates
         Public Relations
         Contact: Rick Matthews  Tel.: 212 843 8007


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                 CONTIFINANCIAL FILES FOR CHAPTER 11 PROTECTION

     New York, NY, May 18, 2000 --- ContiFinancial Corporation (OTCBB: CFNI) announced today that it has filed for protection under Chapter 11 of the Federal bankruptcy laws. The Company has taken the action as part of its efforts to reorganize the Company's capital structure and preserve value for its creditors.

     The possibility of a Chapter 11 filing had been disclosed publicly by the Company in previous announcements over the course of several months while management explored its strategic options. Last week, the Company announced that it had reached a definitive agreement to sell its ContiMortgage home equity loan servicing platform and rights to Fairbanks Capital Corporation. ContiMortgage is seeking prompt Bankruptcy court approval of sale procedures. The Company also is in negotiations regarding the future of its loan origination operations. Transactions will be subject to approval under Section 363 of the bankruptcy code.

     The Company has more than sufficient cash resources to meet trade obligations and employee expenses while in Chapter 11.

     Alan Fishman, CEO of ContiFinancial, said, "The Chapter 11 filing is a necessary step in the process of reorganizing ContiFinancial to preserve value. This moves us closer to completing that reorganization process."

     ContiFinancial Corporation is a financial services company with headquarters in New York City.

     Certain statements contained in this press release, including, but not limited to, statements relating to the Company's strategic objectives, maximizing value and future performance, which are not historical fact, may be deemed to be forward-looking statements under the federal securities laws. There are many important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements. Such factors also include, but are not limited to, general economic conditions; interest rate risk; prepayment speeds; delinquency and default rates; credit losses; demand for the Company's services; real estate values; its needs for financing; the continued availability of the Company's credit facilities; the risk of margin calls on the Company's credit facilities and hedge positions; the performance of the Company's subsidiaries and affiliates; that creditors not a party to the Forbearance Agreement will not accelerate their debt and commence enforcement actions; and other risks identified in the Company's Securities and Exchange Commission filings. In addition, it should be noted that past financial and operational performance of the Company is not necessarily indicative of future financial and operational performance.